Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First State Bancorporation:

We consent to the use of our reports dated February 11, 2005, with respect to the consolidated statements of financial condition of Access Anytime Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference.

KPMG LLP

Albuquerque, New Mexico

March 14, 2006